(m)(4)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED DISTRIBUTION PLAN

CLASS C SHARES

Name of Fund
ING Floating Rate Fund
ING High Yield Bond Fund
ING Intermediate Bond Fund
ING Strategic Income Fund